Cathay General Bancorp Announces First Quarter 2018 Results

LOS ANGELES, April 18, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $63.8 million, or $0.78 per share, for the first quarter of 2018. First quarter 2018 results included a $3.9 million decrease in the fair value of equity securities now recorded in the income statement as a result of the adoption of ASU 2016-01, which reduced earnings per share by $.03.

FINANCIAL PERFORMANCE

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$63.8 million	$25.9 million	$48.9 million
Basic earnings per common share	$0.79	$0.32	$0.61
Diluted earnings per common share	$0.78	$0.32	$0.61
Return on average assets	1.65%	0.66%	1.42%
Return on average total stockholders' equity	12.99%	5.18%	10.73%
Efficiency ratio	43.35%	46.27%	43.66%

FIRST QUARTER HIGHLIGHTS

  Diluted earnings per share increased 27.9% to $0.78 per share for the first quarter of 2018 compared to $0.61 per share for the same quarter a year ago.
  Net interest margin for the first quarter increased to 3.75% compared to 3.49% in first quarter of 2017 and 3.65% in the fourth quarter of 2017.
  Total deposits increased by $322 million, or 10.2% annualized, to $13.0 billion, for the quarter.
  Total loans increased $144 million, or 4.5% annualized, to $13.0 billion for the quarter.

"For the first quarter of 2018, our total loans increased $144 million or 4.5% annualized to $13.0 billion. Also, our net interest margin increased to 3.75% during the first quarter compared to 3.65% in the fourth quarter of 2017 as our loans repriced more than our deposits," commented Pin Tai, Chief Executive Officer and President of the Company.

Further, Mr. Tai added, "The systems conversion for Far East National Bank onto Cathay's systems is scheduled for this weekend, which allows us to complete the integration of our operations."

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2018, was $63.8 million, an increase of $14.9 million, or 30.4%, compared to net income of $48.9 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2018, was $0.78 compared to $0.61 for the same quarter a year ago. First quarter net income included a $3.9 million decrease in the fair value of equity securities now recorded in the income statement as a result of the adoption of ASU 2016-01, which reduced first quarter 2018 earnings per share by $.03.

Return on average stockholders' equity was 12.99% and return on average assets was 1.65% for the quarter ended March 31, 2018, compared to a return on average stockholders' equity of 10.73% and a return on average assets of 1.42% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $23.2 million, or 20.7%, to $135.3 million during the first quarter of 2018, compared to $112.1 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and securities, offset by increases in interest expense from time deposits and long-term debt.

The net interest margin was 3.75% for the first quarter of 2018 compared to 3.49% for the first quarter of 2017 and 3.65% for the fourth quarter of 2017.

For the first quarter of 2018, the yield on average interest-earning assets was 4.42%, the cost of funds on average interest-bearing liabilities was 0.92%, and the cost of interest-bearing deposits was 0.81%. In comparison, for the first quarter of 2017, the yield on average interest-earning assets was 4.07%, the cost of funds on average interest-bearing liabilities was 0.80%, and the cost of interest-bearing deposits was 0.69%. The increase in the yield on average interest earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.50% for the quarter ended March 31, 2018, compared to 3.27% for the same quarter a year ago.

Reversal for credit losses

Reversal for credit losses was $3.0 million for the first quarter of 2018 compared to $2.5 million for the first quarter of 2017. The reversal for credit losses was based on a review of the appropriateness of the allowance for loan losses at March 31, 2018. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands)
Charge-offs:
Commercial loans	$ 19	$ 1,503	$ 1,204
Real estate loans (1)	-	-	555
Total charge-offs	19	1,503	1,759
Recoveries:
Commercial loans	913	2,001	491
Construction loans	44	86	49
Real estate loans(1)	867	1,160	296
Total recoveries	1,824	3,247	836
Net (recoveries)/charge-offs	$ (1,805)	$ (1,744)	$ 923

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $5.3 million for the first quarter of 2018, a decrease of $1.4 million, or 20.9%, compared to $6.7 million for the first quarter of 2017, primarily due to a $3.9 million decrease in the fair value of equity securities and offset by an increase in other operating income of $1.5 million.

Non-interest expense

Non-interest expense increased $9.1 million, or 17.5%, to $61.0 million in the first quarter of 2018 compared to $51.9 million in the same quarter a year ago. The increase in non-interest expense in the first quarter of 2018 was primarily due to a $4.5 million increase in salaries and employee benefits expense, partly from the acquisition of Far East National Bank, and a $1.8 million increase in professional services expense when compared to the same quarter a year ago. The efficiency ratio was 43.4% in the first quarter of 2018 compared to 43.7% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2018 was 22.8% compared to 29.5% for the first quarter of 2017. The effective tax rate includes the reduction of the corporate tax rate from the enactment of the Tax Cuts and Jobs Act and the impact of low income housing tax credits. Income tax expense for the first quarter of 2018 was also reduced by $0.7 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $13.0 billion at March 31, 2018, an increase of $144 million, or 1.1%, from $12.9 billion at December 31, 2017. The increase was primarily due to increases of $136.7 million, or 4.5%, in residential mortgage loans, and $127.6 million, or 2.0%, in commercial mortgage loans, partially offset by decreases of $90.9 million, or 13.4%, in real estate construction loans, and $24.8 million, or 1.0%, in commercial loans. The loan balances and composition at March 31, 2018, compared to December 31, 2017, and to March 31, 2017, are presented below:

	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands)
Commercial loans	$ 2,436,421	$ 2,461,266	$ 2,152,269
Residential mortgage loans	3,198,750	3,062,050	2,584,477
Commercial mortgage loans	6,610,254	6,482,695	5,906,084
Equity lines	176,714	180,304	163,877
Real estate construction loans	587,927	678,805	554,218
Installment & other loans	4,473	5,170	4,584

Gross loans	$ 13,014,539	$ 12,870,290	$ 11,365,509

Allowance for loan losses	(122,084)	(123,279)	(115,544)
Unamortized deferred loan fees	(3,289)	(3,245)	(4,395)

Total loans, net	$ 12,889,166	$ 12,743,766	$ 11,245,570
Loans held for sale	$ -	$ 8,000	$ 5,835

Total deposits were $13.0 billion at March 31, 2018, an increase of $322 million, or 2.5%, from $12.7 billion at December 31, 2017, and an increase of $1.4 billion, or 12.3%, from $11.6 billion at March 31, 2017. The deposit balances and composition at March 31, 2018, compared to December 31, 2017, and to March 31, 2017, are presented below:

	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands)
Non-interest-bearing demand deposits	$ 2,741,321	$ 2,783,127	$ 2,472,895
NOW deposits	1,398,076	1,410,519	1,260,232
Money market deposits	2,203,948	2,248,271	2,295,622
Savings deposits	801,054	857,199	727,342
Time deposits	5,867,852	5,390,777	4,831,184
Total deposits	$ 13,012,251	$ 12,689,893	$ 11,587,275

ASSET QUALITY REVIEW

At March 31, 2018, total non-accrual loans were $49.3 million, an increase of $541 thousand, or 1.1%, from $48.8 million at December 31, 2017, and an increase of $1.3 million, or 2.9%, from $48.0 million at March 31, 2017.

The allowance for loan losses was $122.1 million and the allowance for off-balance sheet unfunded credit commitments was $4.6 million at March 31, 2018, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $122.1 million allowance for loan losses at March 31, 2018, decreased $1.2 million, or 1.0%, from $123.3 million at December 31, 2017. The allowance for loan losses represented 0.94% of period-end gross loans, excluding loans held for sale, and 247.5% of non-performing loans at March 31, 2018. The comparable ratios were 0.96% of period-end gross loans, excluding loans held for sale, and 252.7% of non-performing loans at December 31, 2017. The changes in non-performing assets and troubled debt restructurings at March 31, 2018, compared to December 31, 2017, and to March 31, 2017, are highlighted below:

(Dollars in thousands)	March 31, 2018	December 31, 2017	% Change	March 31, 2017	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ -	-
Non-accrual loans:
Construction loans	8,113	8,185	(1)	5,361	51
Commercial mortgage loans	17,780	19,820	(10)	21,117	(16)
Commercial loans	15,916	14,296	11	13,865	15
Residential mortgage loans	7,519	6,486	16	7,613	(1)
Total non-accrual loans:	$ 49,328	$ 48,787	1	$ 47,956	3
Total non-performing loans	49,328	48,787	1	47,956	3
Other real estate owned	9,291	9,442	(2)	19,865	(53)
Total non-performing assets	$ 58,619	$ 58,229	1	$ 67,821	(14)
Accruing troubled debt restructurings (TDRs)	$ 82,785	$ 68,565	21	$ 80,419	3
Non-accrual loans held for sale	$ -	$ 8,000	(100)	$ 5,835	(100)

Allowance for loan losses	$ 122,084	$ 123,279	(1)	$ 115,544	6

Total gross loans outstanding, at period-end (1)	$ 13,014,539	$ 12,870,290	1	$ 11,365,509	15

Allowance for loan losses to non-performing loans, at period-end (2)	247.49%	252.69%		240.94%
Allowance for loan losses to gross loans, at period-end (1)	0.94%	0.96%		1.02%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.4% for March 31, 2018, and December 31, 2017. Total non-performing assets increased $390 thousand, or 0.7%, to $58.6 million at March 31, 2018, compared to $58.2 million at December 31, 2017, primarily due to an increase of $541 thousand, or 1.1%, in non-accrual loans and offset by a decrease of $151 thousand, or 1.6%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2018, the Company's common equity Tier 1 capital ratio of 12.47%, Tier 1 risk-based capital ratio of 12.47%, total risk-based capital ratio of 14.37%, and Tier 1 leverage capital ratio of 10.59%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2017, the Company's common equity Tier 1 capital ratio was 12.19%, Tier 1 risk-based capital ratio was 12.19%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.35%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2018 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 1491346. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 41 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Beijing, Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of business operations following any acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank, will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 135,343	$ 133,298	$ 112,114
Reversal for credit losses	(3,000)	-	(2,500)
Net interest income after reversal for credit losses	138,343	133,298	114,614
Non-interest income	5,310	10,215	6,718
Non-interest expense	60,971	66,407	51,886
Income before income tax expense	82,682	77,106	69,446
Income tax expense	18,866	51,166	20,505
Net income	$ 63,816	$ 25,940	$ 48,941

Net income per common share
Basic	$ 0.79	$ 0.32	$ 0.61
Diluted	$ 0.78	$ 0.32	$ 0.61

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21

SELECTED RATIOS
Return on average assets	1.65%	0.66%	1.42%
Return on average total stockholders' equity	12.99%	5.18%	10.73%
Efficiency ratio	43.35%	46.27%	43.66%
Dividend payout ratio	30.51%	74.78%	34.24%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.42%	4.27%	4.07%
Total interest-bearing liabilities	0.92%	0.84%	0.80%
Net interest spread	3.50%	3.43%	3.27%
Net interest margin	3.75%	3.65%	3.49%

CAPITAL RATIOS	March 31, 2018	December 31, 2017	March 31, 2017
Common Equity Tier 1 capital ratio	12.47%	12.19%	13.05%
Tier 1 risk-based capital ratio	12.47%	12.19%	14.06%
Total risk-based capital ratio	14.37%	14.11%	15.14%
Tier 1 leverage capital ratio	10.59%	10.35%	11.77%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2018	December 31, 2017	March 31, 2017

Assets
Cash and due from banks	$ 199,713	$ 247,056	$ 190,522
Short-term investments and interest bearing deposits	524,012	292,745	630,058
Securities available-for-sale (amortized cost of $1,277,791 at March 31, 2018, $1,336,345 at December 31, 2017, and $1,230,785 at March 31, 2017)	1,247,234	1,333,626	1,227,729
Loans held for sale	-	8,000	5,835
Loans	13,014,539	12,870,290	11,365,509
Less: Allowance for loan losses	(122,084)	(123,279)	(115,544)
Unamortized deferred loan fees, net	(3,289)	(3,245)	(4,395)
Loans, net	12,889,166	12,743,766	11,245,570
Equity securities	18,025	-	-
Federal Home Loan Bank stock	17,250	23,085	17,250
Other real estate owned, net	9,291	9,442	19,865
Affordable housing investments and alternative energy partnerships, net	271,780	272,871	245,854
Premises and equipment, net	101,926	103,064	105,025
Customers' liability on acceptances	15,074	13,482	11,300
Accrued interest receivable	45,386	45,307	35,690
Goodwill	372,189	372,189	372,189
Other intangible assets, net	7,803	8,062	2,749
Other assets	163,488	167,491	114,321

Total assets	$ 15,882,337	$ 15,640,186	$ 14,223,957

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,741,321	$ 2,783,127	$ 2,472,895
Interest-bearing deposits:
NOW deposits	1,398,076	1,410,519	1,260,232
Money market deposits	2,203,948	2,248,271	2,295,622
Savings deposits	801,054	857,199	727,342
Time deposits	5,867,852	5,390,777	4,831,184
Total deposits	13,012,251	12,689,893	11,587,275

Securities sold under agreements to repurchase	100,000	100,000	150,000
Advances from the Federal Home Loan Bank	325,000	430,000	325,000
Other borrowings for affordable housing investments	17,434	17,481	17,614
Long-term debt	194,136	194,136	119,136
Deferred payments from acquisition	35,744	35,404	-
Acceptances outstanding	15,074	13,482	11,300
Other liabilities	175,092	186,486	155,731
Total liabilities	13,874,731	13,666,882	12,366,056
Stockholders' equity	2,007,606	1,973,304	1,857,901
Total liabilities and equity	$ 15,882,337	$ 15,640,186	$ 14,223,957

Book value per common share	$ 24.63	$ 24.26	$ 23.16
Number of common shares outstanding	81,206,998	80,893,379	79,811,679

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 151,290	$ 148,162	$ 124,910
Investment securities	6,458	5,965	4,406
Federal Home Loan Bank stock	396	481	412
Federal funds sold and securities
purchased under agreements to resell	-	2	-
Deposits with banks	1,556	1,281	1,076

Total interest and dividend income	159,700	155,891	130,804

INTEREST EXPENSE
Time deposits	15,728	13,339	10,982
Other deposits	4,586	4,831	4,446
Securities sold under agreements to repurchase	714	761	1,550
Advances from Federal Home Loan Bank	971	1,246	288
Long-term debt	2,082	1,455	1,424
Deferred payments from acquisition	276	960	-
Short-term borrowings	-	1	-

Total interest expense	24,357	22,593	18,690

Net interest income before reversal for credit losses	135,343	133,298	112,114
Reversal for credit losses	(3,000)	-	(2,500)

Net interest income after reversal for credit losses	138,343	133,298	114,614

NON-INTEREST INCOME
Net losses from equity securities	(3,847)	-	-
Securities (losses)/gains, net	-	1,445	(466)
Letters of credit commissions	1,275	1,242	1,123
Depository service fees	1,445	1,405	1,508
Gains from acquisition	339	188	-
Other operating income	6,098	5,935	4,553

Total non-interest income	5,310	10,215	6,718

NON-INTEREST EXPENSE
Salaries and employee benefits	30,377	29,529	25,871
Occupancy expense	5,452	5,696	4,699
Computer and equipment expense	3,094	2,951	2,724
Professional services expense	6,039	5,898	4,256
Data processing service expense	3,219	3,344	2,532
FDIC and State assessments	2,035	3,372	2,520
Marketing expense	858	1,367	871
Other real estate owned expense	(212)	(2,396)	61
Amortization of investments in low income housing and alternative energy partnerships	5,761	10,415	4,850
Amortization of core deposit intangibles	234	304	172
Acquisition and integration costs	169	844	-
Other operating expense	3,945	5,083	3,330

Total non-interest expense	60,971	66,407	51,886

Income before income tax expense	82,682	77,106	69,446
Income tax expense	18,866	51,166	20,505
Net income	$ 63,816	$ 25,940	$ 48,941

Net income per common share:
Basic	$ 0.79	$ 0.32	$ 0.61
Diluted	$ 0.78	$ 0.32	$ 0.61

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21
Basic average common shares outstanding	81,123,380	80,825,201	79,703,593
Diluted average common shares outstanding	81,680,445	81,619,905	80,413,178

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2018		December 31, 2017		March 31, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$12,920,204	4.75%	$12,735,456	4.62%	$11,289,364	4.49%
Taxable investment securities	1,304,669	2.01%	1,338,653	1.77%	1,234,071	1.45%
FHLB stock	22,242	7.22%	25,770	7.40%	17,250	9.69%
Federal funds sold and securities purchased under agreements to resell	-	-	1,978	0.54%	-	-
Deposits with banks	395,027	1.60%	387,725	1.31%	486,045	0.90%

Total interest-earning assets	$14,642,142	4.42%	$14,489,582	4.27%	$13,026,730	4.07%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,406,842	0.18%	$ 1,366,808	0.18%	$ 1,237,398	0.17%
Money market deposits	2,256,034	0.63%	2,361,128	0.62%	2,276,057	0.65%
Savings deposits	838,368	0.22%	886,706	0.24%	713,198	0.16%
Time deposits	5,651,505	1.13%	5,263,846	1.01%	4,857,876	0.92%
Total interest-bearing deposits	$10,152,749	0.81%	$ 9,878,488	0.73%	$ 9,084,529	0.69%
Securities sold under agreements to repurchase	100,000	2.90%	100,000	3.02%	189,444	3.32%
Other borrowed funds	318,911	1.59%	491,000	1.52%	101,546	1.15%
Long-term debt	194,136	4.35%	158,266	4.45%	119,136	4.85%
Total interest-bearing liabilities	10,765,796	0.92%	10,627,754	0.84%	9,494,655	0.80%

Non-interest-bearing demand deposits	2,750,810		2,766,338		2,471,165

Total deposits and other borrowed funds	$13,516,606		$13,394,092		$11,965,820

Total average assets	$15,707,975		$15,591,373		$13,997,964
Total average equity	$ 1,992,895		$ 1,984,890		$ 1,850,254

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652